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                           M. H. Meyerson & Co., Inc.

                                   Exhibit 11

                         Statement of Earnings Per Share

The earnings per share during the periods presented were calculated as follows:

Three months ended April 30, 1999

5,090,335 shares from 2/1/99 to 2/4/99         4 days            20,361,340
5,340,335 shares from 2/5/99 to 2/10/99        6 days            32,042,010
5,490,335 shares from 2/11/99 to 2/23/99      13 days            71,374,355
5,510,335 shares from 2/24/99 to 2/24/99       1 day              5,510,335
5,525,335 shares from 2/25/99 to 3/30/99      34 days           187,861,390
5,527,335 shares from 3/31/99 to 4/7/99        8 days            44,218,680
5,532,335 shares from 4/8/99 to 4/11/99        4 days            22,129,340
6,032,335 shares from 4/12/99 to 4/30/99      19 days           114,614,365
                                              89 days           498,111,815

498,111,815 / 89 days = 5,596,762 weighted average shares outstanding. Net income - three months ended April 30, 1999 = $1,899,814
$1,899,814 / 5,596,762 = $0.34 basic earnings per share.

Equivalent shares using the modified treasury stock method

Shares assumed sold:                161,000         $1.00        $ 161,000
                                    205,000          1.10          225,500
                                    743,000          2.25        1,671,750
                                    200,000          2.1875        437,500
                                     45,000          1.96875        88,594
                                     10,000          3.50           35,000
                                     12,500          2.0625         25,781
                                     20,000          1.375          27,500
                                  1,396,500                      2,672,625

Shares assumed purchased:          (359,345)         7.4375     (2,672,625)
         Total:                   1,037,155


Total weighted average outstanding shares: 6,633,917
Net income - three months ended April 30, 1999 = $1,899,814
$1,899,814 / 6,633,917 = $0.29 earnings per diluted share.


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Three months ended April 30, 1998

Shares outstanding during the three months ended April 30, 1998:

5,047,835 shares from 2/1/98 to 2/25/98         25 days        126,195,875
5,055,335 shares from 2/26/98 to 4/30/98        64 days        323,541,440
                                                89 days        449,737,315

449,737,315 / 89 days = 5,053,228 weighted average shares outstanding. Net income - three months ended April 30, 1998 = $266,025
$266,025 / 5,053,228 = $0.05 basic earnings per share.

Equivalent shares using the modified treasury stock method

Shares assumed sold:             211,000       $1.00           $211,000
                                 205,000       $1.10            225,500
Shares assumed purchased:       (218,250)      $2.00           (436,500)
         Total:                  197,750                              0

Total weighted average outstanding shares: 5,250,978
Net income - three months ended April 30, 1998 = $266,025
$266,025 / 5,250,978 = $0.05 earnings per diluted share.